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RGR - Sturm Ruger Annual Shareholder Meeting

EVENT DATE/TIME: MAY 02, 2012 / 1:00PM GMT

CORPORATE PARTICIPANTS

Mike Jacobi *Sturm, Ruger & Company, Inc. - Chairman*

Leslie M. Gasper *Sturm, Ruger & Company, Inc. - Corporate Secretary*

Mike Fifer *Sturm, Ruger & Company, Inc. - President, CEO*

Kevin Reid *Sturm, Ruger & Company, Inc. - VP, Corporate General Secretary*

PRESENTATION

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Well, I want to welcome everyone back to the area here. I think we haven't had shareholders -- our annual meeting here for about seven or eight years, so it's good to be back.

I am Mike Jacobi, Chairman of the Board of Sturm, Ruger & Company, and I now call the 2012 annual meeting of stockholders to order. I would like to welcome those present, including those attending the meeting through our webcast. As a reminder, please silence your cell phones during the meeting.

At this time, I would like to introduce the Company's other directors -- if they'll stand when I mention their names. John Cosentino, Vice Chairman, James Service, Chairman Emeritus, Amir Rosenthal, Ron Whitaker, Phil Widman, and Mike Fifer, who is also the [Chairman's] President, and Chief Executive Officer.

Our other Company officers are Tom Dineen, Vice President, Treasurer, and Chief Financial Officer, Mark Lang, Group Vice President, Chris Killoy, Vice President of Sales and Marketing, Tom Sullivan, Vice President of New Hampshire Operations, Steve Maynard, Vice President of Lean Business Development, Kevin Reid, Vice President and Corporate General Counsel, and Leslie Gasper, Corporate Secretary.

I would also like to introduce Jeff LaGueux, outside counsel from Patterson Belknap Webb & Tyler, Greg Butkin, our independent auditor from McGladrey & Pullen, LLP, and Carlo Ciampaglia, our stock transfer agent from Computershare Investor Services.

We will now conduct the regular business of the annual meeting, followed by Mike Fifer's presentation to the share -- to the stockholders. At this time, I would like to appoint Leslie M. Gasper to act as Secretary of the meeting.

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

Thank you, Mr. Chairman. I will now read the notice of the annual meeting of stockholders for May 2, 2012, and the affidavit of mailing to the stockholders.

Notice is hereby given that the annual meeting of stockholders of Sturm, Ruger & Company, Inc. will be held at The Common Man Inn, 21 Water Street, Claremont, New Hampshire on the 2nd day of May, 2012, to consider and act upon the following -- a proposal to elect seven directors to serve on the Board of Directors for the ensuing year; a proposal to ratify the appointment of McGladrey & Pullen as the Company's independent auditors for the 2012 fiscal year; an advisory vote on the compensation of the Company's named executive officers; and any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of common stock at the close of business on March 13, 2012, will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. The complete list of stockholders entitled to vote at the meeting shall be open to the examination of any stockholder, for any purpose germane to the annual meeting, during ordinary business hours, for a period of ten days prior to the annual meeting at the Company's offices located at 411 Sunapee Street, Newport, New Hampshire. The Company's proxy statement is attached hereto by order of the Board of Directors.

This is the affidavit of the Secretary as to the mailing of the notice of meeting. I, Leslie M. Gasper, Secretary of Sturm, Ruger & Company, Inc. hereby certify that annexed hereto is a true copy of the notice of annual meeting of stockholders of the Company to be held on May 2, 2012, and that I caused a copy of said notice to be mailed to each stockholder of the Company of record on or about March 23, 2012, postage prepaid, and addressed to each stockholder at his her -- or her address, as shown on the stock records of the Company, on or about the 13th day of March, 2012.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Prior to the meeting, Ms. Gasper was appointed as the Inspector of Elections and signed an oath to execute the duties of Inspector, which I will now ask her to read.

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

This is the oath of the Inspector of Elections. I, Leslie, M. Gasper, being the designated Inspector of Elections for the annual meeting of stockholders of Sturm, Ruger & Company, Inc., a Delaware Corporation, to be held at The Common Man Inn, 21 Water Street, Claremont, New Hampshire, on the 2nd day of May, 2012, at 9 a.m., do hereby swear to execute faithfully the duties of the Inspector of Elections at such meeting, with strict impartiality and according to the best of my ability; signed Leslie M. Gasper.

If there is anyone here who has not yet submitted a proxy and would like to do so or if anyone has submitted one that they would like to change, there are additional proxy forms available here. The stockholder register is available for inspection by any stockholder, and we ask all present at the meeting to sign the attendance book after the meeting is adjourned, if you have not already done so.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

May I have the report of the Inspector of Elections?

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

I, Leslie M. Gasper, being the designated Inspector of Elections for the 2012 annual meeting of stockholders of Sturm, Ruger & Company, Inc. hereby report that the proxies received by the Company, in connection with the 2012 annual meeting of stockholders of the Company, have been examined and have been found to be in proper order and that the number of shares of common stock, par value $1.00 per share of the Company, represented by such proxies is 16,677,968 shares, or 87.1% of shares outstanding. I further report that such shares constitute a quorum for the transaction of business at the 2012 annual meeting of stockholders.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

The first order of business is to elect directors for the ensuing year. May I have nominations?

Unidentified Speaker

Mr. Chairman, I hereby nominate each of the following individuals proposed by management to serve as a director of Sturm, Ruger & Company, Inc. until the next annual meeting of stockholders and until his successor has been elected and qualified. C. Michael Jacobi, John A. Cosentino, Jr., James E. Service, Amir P. Rosenthal, Ronald C. Whitaker, Phillip C. Widman, and Michael O. Fifer.

Unidentified Speaker

Mr. Chairman, I second the motion.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Are there any other nominations? Hearing no further nominations, the nominations are closed.

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

The polls are now open at 9.07 a.m. on May 2 for the election of directors.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

The time has come to vote on the election of directors. Ballots will be passed out to any stockholder who desires to vote by ballot. There is no need for anyone to vote by ballot if he or she has already voted by proxy.

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

Is there anyone who wishes to vote by ballot? All right. The polls are now closed for the election of directors at 9.09 a.m. on May 2.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Are the voting results for the election of directors available?

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

We will announce them at the end of the meeting, once the additional ballot is tabulated.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Okay. The next order of business on the agenda is the approval of the selection of the Company's auditors for the 2012 fiscal year. May I have a motion?

Unidentified Speaker

I'll move that the action of the Board of Directors in selecting McGladrey & Pullen, LLP as the independent auditors of the Company for the 2012 fiscal year be and hereby is ratified, confirmed, and approved.

Unidentified Speaker

Second the motion.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Are there any remarks on the selection of the independent auditors?

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

Hearing no remarks, the polls are now open as of 9.10 a.m. on May 2 for approval of McGladrey & Pullen as the Company's independent auditors for the 2012 fiscal year.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

The time has come to vote on the approval of the selection of the Company's auditors for the 2012 fiscal year. Ballots will be passed out to any stockholder who desires to vote by ballot. There is no need for anyone to vote by ballot if he or she has already voted by proxy.

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

Is there anyone here who wishes to vote by ballot? Very well. The polls are now closed as of 9.11 a.m. for the approval of McGladrey & Pullen as the independent auditors for the 2012 fiscal year.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Are the voting results for the approval of the Company's independent auditors available?

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

I can report that the proposal for approval of McGladrey & Pullen as the Company's independent auditors for the 2012 fiscal year has passed by a majority of the shares voting.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

The next order of business on the agenda is an advisory vote to approve the compensation of the Company's named executive officers, as described in the 2012 proxy statement. May I have a motion?

Unidentified Speaker

Mr. Chairman, I move that the compensation of the Company's named executive officers, as described in the 2012 proxy statement, be approved by advisory vote of the stockholders of record of the Company as of March 13, 2012.

Unidentified Speaker

I second the motion.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Are there any remarks on the motion to approve the compensation of the Company's named executive officers by advisory vote?

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

Hearing no remarks, the polls are now open as of 9.12 a.m. for approval of the compensation of the Company's named executive officers by advisory vote.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

The time has come to vote on the approval of the compensation of the Company's named executive officers by advisory vote. Ballots will be passed out to any stockholder who desires to vote by ballot. There is no need for anyone to vote by ballot if he or she has already voted by proxy.

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

Does anyone wish to vote by ballot? Very well. The polls are now closed as of 9.13 a.m. for the approval of the compensation of the Company's named executive officers by advisory vote.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

Are the voting results for the approval of the compensation of the Company's named executive officers by advisory vote available?

Leslie M. Gasper - *Sturm, Ruger & Company, Inc. - Corporate Secretary*

I can report that the advisory vote to approve the compensation of the Company's named executive officers has passed by majority of the votes cast.

I may also have results for the directors. Carlo, are we all right? Okay. I can report that the following nominees have been elected as directors of the Company to serve until the next annual meeting of stockholders by a majority of the shares voted. There are C. Michael Jacobi, John A. Cosentino, Jr., James E. Service, Amir P. Rosenthal, Ronald C. Whitaker, Phillip C. Widman, and Michael O. Fifer.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

I will now ask our President and Chief Executive Officer, Mike Fifer, to report on the Company's business to the stockholders. Before Mike makes his remarks, I would like to recognize Mike for being awarded the Corporate Executive of the Year by the National Rifle Association at its recent annual meeting in St. Louis.

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

As we get started here, I'd like Kevin Reid to read our cautionary statement on forward-looking comments.

Kevin Reid - *Sturm, Ruger & Company, Inc. - VP, Corporate General Secretary*

Thanks, Mike. Just want to remind everyone that statements made in the course of this meeting that (inaudible) expectations (inaudible) are forward-looking statements (inaudible) additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's reports on Form 10-K for the year ended December 31, 2011, and Form 10-Q for the fiscal quarter ended March 31, 2012.

Copies of these documents may be obtained by contacting the Company or the SEC or on the Company's website at www.ruger.com/corporate or the SEC website at www.sec.gov. Furthermore, the Company disclaims all responsibility to update forward-looking statements. Thanks.

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

Thank you, Kevin. Here are the key points we'd like you to take away from this presentation and why we think that Ruger is a good investment. We've been 63 years as one of the world's leading brands. We've got a very good, very strong Board of Directors that is definitely engaged; a very good team in the whole Company, not just the management team. We've been able to recruit, bring in, and retain some wonderful folks. In fact, the biggest challenge is that all our competitors are trying very hard to take them away from us, because they see what a good job they're doing.

We've got a very strong position in rifles, revolvers, and pistols. We continue to outpace growth in the overall industry. That means we believe we're taking some market share on a regular basis. We've got a very strong balance sheet, and should good opportunities come up, we can definitely take advantage of them. And our fundamentals continue to improve. For the trailing 12 months, the end of first quarter last year to the end of the quarter we just reported to you last night, sales of $360 million, operating profit of 20%, and earnings per share of $2.48, and we're very proud of that.

We've got manufacturing facilities in Newport, New Hampshire, and in Prescott, Arizona. Yesterday I think we had a very successful tour of analysts and major shareholders in the New Hampshire facility, where the focus of the tour was assessing our progress on lean implementation in our factories, and I think, based on the success of that, we'll do it next year in Prescott, Arizona.

We've got an engineering office in Enfield, Connecticut, corporate office in Southport, Connecticut. We've got 1,300 nonunion employees plus about 400 temporary employees, and that's how people generally become regular fulltime employees is they go through the temp program. We've got a small investment castings division. We are fairly unique in the industry that we're one of the only companies that is pure two-step distribution, selling to 14 independent wholesale distributors, and we try to keep our listing of catalog products at generally under 300 SKUs.

And you can see a list of the major rifles, pistols, and revolvers there. As some of you will note, we have dropped our shotgun program for now. We continue to work on developing others, but it'll be some time before we bring them out. Right now, the shotgun market is very weak, so there's no urgency. So we took it as a good time out to let the channel sell off all our old shotguns while we work on developing new ones.

Some of our operational highlights. This is the last five quarters, and a couple of numbers I'd like to read to you here off my screen. Our revenue in 2006 for firearms was $139 million; 2007, $144 million; 2008, a fairly big jump to $174 million; 2009, when we had the election surge, we jumped up to $266 million; 2010, we dropped back a little bit to $252 million; and then, this past year, we surged up to $329 million. And, as you can see, our earnings have steadily grown, with our most recent quarter of $0.81, or $0.79, fully diluted per share.

Now, I've told you in the past that we have a non-GAAP measure that we use internally to look at what we're doing. This measure has become probably less important in recent years, because we don't have near as much inventory as when we put this into place. In the beginning, we had so much inventory that the tiniest little changes in inventory valuation, whether due to overhead rates, labor rates, or LIFO, meant that we could have changes that overwhelmed our earnings. For example, when we had $120 million of gross inventory, the 2% or 3%, frankly, exceeded our earnings for the year.

So it was important for us internally to adopt this kind of measure that took out those kind of accounting fluctuations and allowed us to really look at what we were doing operationally, quarter to quarter, on an apples to apples basis. So we've gotten in the habit -- we still use it internally. Once a year I put it out and show you exactly how we did the calculation of adjusted operating profit, and what -- all it really is is kind of a subtotal before you get to gross margin. Okay.

And we're not adding back anything or playing any fun games with it. It's just we go down the cost of goods, take a pause, call -- what we call adjusted performance gross margin, and we're excluding LIFO, rate changes, and other things that affect inventory like that, and here's the list of them. And as you can see, our adjusted operating profit has increased both in absolute numbers and in percentages. And I've told you in the past that, I think, for a manufacturing Company in the United States, non high-tech, that if you can average 15% operating profit, you're doing a really good job, and I still believe that. But we've been very fortunate through our implementation of lean and introduction of new products that have pretty good margins to be able to exceed that on a pretty regular basis.

And our first quarter, year over year, performance -- the [NICS checks], which is really kind of a measure of how the overall industry is doing, we're up 23%, year over year, but sequential quarters, from Q4 of last year to Q1 of this year, down 3%. In the meantime, you can see what we've done. We got production up, year over year, 57%.

In sequential quarters, we got production up 25%, just in one quarter, and that's really the result of a lot of preparation meeting some good opportunity. We developed new products. We put the capacity in place so that we could have a success when we launched them, and then, the market was strong, and we were able to take advantage of that. And frankly, we probably could have had more.

And one of the things I'm proud of that the guys have been accomplishing here is I often look to see how much the market is doing, then look right away to see what our sales are doing. And then, if we can grow margins faster than sales and earnings faster than margins, it means we're improving in each of the main categories of the business.

In this past year, we made $2.15 per share, or about $40 million, in net earnings. Our equity continues to increase. It's now $126 million. That's a book value per share of $7.82, of which more than $5.00 a share is in cash. So our return on equity is quite strong; this past year, 32%, and if you adjust it for the cash, it's almost 90%. So I think we're doing a good job with your investment.

Some of the market conditions -- this shows what our estimated distributor sell through is. That's a measure of the products that are in our wholesale distributors' inventory that they sell to retail stores. What I'd really like to know is what's sold from the retailers to the consumers, but there's no way to measure that. So this is the next best measure, and it's frankly a much better measure of what's going on in the marketplace than what we sell to the wholesale distributors or the orders they place.

So, as you see, it's been coming up fairly strong and just incredibly strong in the last quarter. That's fairly typical of first quarters. If you look at the first quarter of each year here, you'll see a spike. That has a lot to do with the distributor show seasons for the wholesalers. They'll want to -- a distributor show is where they'll invite anywhere from 500 to 1,500 distributor -- excuse me.

A distributor will have a big huge hall he'll rent. He'll invite in hundreds of manufacturers to set up booths, and then he'll invite and typically pay for between 500 and 1,500 retailers. He'll fly them in, put them up, wine them and dine them, and have them place orders, and the goal is to try to capture his open-to-buy and lock it up before that retailer goes off to the next distributor.

So they're all competing with each other, primarily in January, a little bit in February, and they place these shows, and they book a lot of business. They then, in turn, come to us and place orders on us so that they can fulfill that business. So, typically, first quarters are very, very strong, and if they're successful at booking many quarters worth of business, then they stop ordering after that. It really falls off. Okay?

And you can see that if all we did was pay attention to when the wholesalers placed orders on us, we might have some very erratic behavior. So that's another reason we watch the distributor sell through, because it's a much steadier line underneath, and that prevents us from overreacting in either direction.

Over the past five years, the industry has probably grown at about 34%, based on NICS checks. In that same period of time, we've grown 127%, and that's primarily, I think, due to our introduction of exciting new products that are getting more and more consumers over onto the Ruger side. It looks fairly smooth there. If you look at it on a quarter by quarter basis, it's pretty volatile, but recently, has been very strong for Ruger. This reflects the new products we just launched.

It also reflects some changes in behavior on our part. In 2010, I was worried that it was slowing down during the summer. The demand seemed light. The sell through wasn't all that strong. We had anecdotal reports that consumers weren't buying that much. That a lot of used guns that had been sold brand new during the surge were now coming back to the retailers, and the retailers can a -- frankly, a lot more money selling a used gun than they can a new gun, especially if that used gun is essentially new inbox.

So, during 2010, we watched that distributor sell through on a bimonthly basis, and we immediately adjusted what we were going to build, so that we built only what the distributors shipped the past two weeks. And that enabled us to not build a whole lot of inventory, to not get hung up here, because I was worried if we kept building inventory, and this decline lasted, we would have a more dramatic adjustment in some points.

And then, what happened was around December of '10, suddenly demand took off again, after it had been slow for five or six months, and we basically got caught without a lot of inventory. The distributors had some decent inventory, so they had a fairly decent first quarter of '11. They placed a lot of orders on us. We scrambled to crank up our production, which was a combination of both additional shifts, more efficiency, and added more capacity.

So then, with the idea that we'd go through an election cycle in 2012 and that that might help demand the way it did back in '08 and '09, we decided we would change our practice and that rather than slowing down manufacturing during the summer, when the retail sales to consumers generally appeared to slow down a little bit, we would just keep cranking along with production, and we would take inventory risks during the summer of '11.

I also told our wholesalers, who are always looking for an angle to beat each other and get a little more market share, that the best way for them to gain market share, perhaps not in '11, but looking forward to '12, was to buy up all that excess inventory we built in the summer of '11. And why is that? When you're in a period like we are today, where there's very, very strong demand, and we can't actually keep up with that demand, a lot of our products are what the industry calls hard to get, and they're allocated. And we are very, very disciplined about how we allocate product. If your wholesale distributorship bought 7% of our goods last year, you can only get 7% of the allocation now of the hard to get product.

So the key is the wholesaler -- if you want a greater allocation in the great times, you have to buy more inventory and actually act like a wholesaler during the slower periods. And apparently, they all took my words to heart, and we weren't able to build up excess inventory in the summer of '11. The wholesalers bought every scrap we could make the whole summer and early fall, and they actually increased their inventory quite a bit.

And so, when things really took off in the very late '11 and through the first quarter of '12, they had the inventory. They were able to fulfill it. They placed a lot of orders on us. We had prepared a lot of additional capacity and put it in place, knowing that we had new products coming out, and so, we were able to dramatically increase production.

We had sequential quarter increase of 25% and year over year increase of 57% in the first quarter, which is hard to do in a manufacturing company is vertically integrated as ours, but we pulled it off. So that's why I call it sort of preparation meets opportunity, and so, I think our performance in the first quarter probably substantially exceeded any of the competitors. And if you look at the overall mix for the quarter, sequential quarter was down 3%, but we are up 58% in the quarter.

Moving on to market share, last year, at the annual meeting, I showed you areas where I thought we had maintained or gained, and the overall story for '10, which again was a year where our sales declined slightly from roughly $260 million to $250 million, was one of maintaining market share. But, in '11, we had some major successes, and we think that we've gained market share in quite a few of the segments we participate in.

We don't think we had any segment with any material loss of market share, so we think we did very well. And literally, we look at these different market segments very carefully for opportunities, both what do we think the overall segment will do; is it worth us investing our engineers' time and our money into those segments? And when the answer is yes, we put a real effort into it, and it pays off in times like this.

New product development is one of the two core elements of our strategy. We use new product development to spur demand in the top line in the business. That's number one. And number two is we use lean methodologies throughout the business, not just in the manufacturing plant, to try to free up space, people, equipment capacity, cash, so that we can continue to reinvest in product development for the top line. And the synergy of those two approaches is working very well.

New products in 2010 represented 25% of sales, and remember, the definition we use for new products is a major new platform product introduced in the last 24 months. Okay? It doesn't include line extensions, new calibers, new colors, or anything like that. And then, 2011, it was 30% of sales, and so far, in the first quarter of '12, it's 37% of sales.

THOMSON REUTERS

One comment -- not to overreact to first quarter. First quarter generally always has a higher percentage than the overall year, because a lot of the new product introductions happen in the first quarter to take advantage of the distributor shows, and then, things like the shot show. Okay? So, first quarter of last year, the number was higher than 30%, but it ended up about 30% for the full year. And also, once you get past first quarter, you're dropping off the hot new products from 24 months ago. So, for example, the LCP hasn't been included for a couple of years.

Some of the major new products -- we had five new platform products during the year -- the Ruger American Rifle, the SR22 Pistol, the LC9 Pistol, the Gunsite Scout Rifle, and the SR1911. We had 13 new product derivatives, and I think some of these will actually be very major, like the 10/22 Takedown, and I have a feeling that the 22/45 Lite, with the aluminum upper, could end up taking a lot of market share away from our traditional 22/45, with the steel upper. It just -- it's a really lightweight, delightful pistol.

And then, 36 distributor specials. Now, in the year before, in '10, when things were a little slow, we had 98 distributor specials. So you could see we didn't have -- with so much demand, we didn't have quite the flexibility we had the year before, but we were still -- put the effort into have some and the belief that the distributors will remember this when things get a little slower, that Ruger is the easiest Company to work with. They can come to us and rely on these. They like these, because they generally get higher margin than they do the standard commodity product.

And it's been reported to me that many of our competitors just flat stopped doing them in '11, and some of the major wholesale distributor groups, like the TALO group, are pretty unhappy about that and very, very pleased -- it reinforced their relationship with Ruger that we stuck by them when we really didn't need to.

Some of the major new products for the year -- the Ruger American Rifle. This is an entirely new platform product, developed from a clean sheet. We brought in all the current models on the market and decided there were things we could do to improve and make an even better rifle and, more importantly, a very affordable rifle. So this was done with a team approach that had design engineers, sales people, manufacturing engineers, people from our supply chain, all working together for months on end, and we managed to pull this off from a clean sheet of paper to a product on the market in 12 months, which is a real record for Ruger. We think this will be a success story for Ruger.

The SR22 Pistol -- the Company was developed with a standard pistol back in 1949 -- another classic rimfire that really launched the Company, and it's been a mainstay product line for those 63 years. But we noticed some years ago that small .22 pistols that looked like a regular centerfire automatic were taking some share away from us. In spite of our sales growing each year in that product category, we saw more and more of guns that looked like a traditional pistol, so we decided we needed to enter that market as well.

We developed this gun and launched it in January. It's a lot of fun to shoot. It shoots, very importantly, a broad range of ammunition. You can go down to your big box store and buy that brick of 500, and this'll shoot it just fine, whereas some of the competitive products are very, very fussy, and you've got to find just the brand of ammo, the weight of bullet that it'll shoot. Our gun we spent a lot of engineering time making sure it'll eat just about anything. So --

The 10/22 Takedown -- I hope all of you had a chance to come see it over on the side of the room here. It's one of those guns that doesn't look much different from a regular 10/22, but when you pick it up and try the mechanical joint, it's really clever. And then, it sits in that neat little backpack, and this is a forward-looking statement, but I think this will be a really hot product, come this coming Christmas season. I have a feeling we'll sell a lot of these on -- or our retailers will sell a lot of these on Black Friday. And then, the 22/45 Lite, with the aluminum upper.

And then, some of the big products from '11 were the Gunsite Scout Rifle. That gun really exceeded our expectations. Like the 1911, this is one that there's no particular magic about it, except we got it just right. And a lot of people really, really like that rifle, and it is one of the hardest rifles to find anywhere in the United States. There's long waiting lists for it.

The LC 9 Pistol, which took us from our little LCP in .380, one size larger into nine millimeter, and it also is a fully featured gun with all the appropriate requirements for states like Maryland, Massachusetts, and California. And California is one of the largest gun markets in the United States that we had not been able to sell our LCP into, and so, this was very, very well received in California.

The SR1911 way exceeded our expectations. I think we're the 24th or 25th entrant into the market and just about 100 years late, and I thought we'd sell a few, just because it's Ruger. But it has turned out to be one of the most popular 1911s on the market, again, because we did so much voice of the customer research that we were able to get both the specifications for the gun just right.

But also, we really understood what mattered to the consumer when they pick up that gun and the things they can test in the store. How tight is the barrel? How does the trigger feel? And so on. So we did exceptionally well with that gun, and we've increased the capacity two more times. So we doubled it, and then, our -- added a similar amount of volume again.

The SR-556E -- we've got a high-end piston operated rifle, and this was an effort to take some of the more expensive accoutrements off of it and make it more affordable to have a rifle that normally sells at $1,500 retail, to get it to that $999 price point, and we are successful doing that.

The BX-25 Magazine -- Ruger has been famous over the years for letting everyone else have all the accessory sales, including the 25 round magazines. I think other companies have been built on accessories for Ruger products, and some of them don't work that well, and this is a case in point. Some of the competitors' 25 round magazines didn't work well, so we decided to see if we could actually do one that worked really well.

And we got, again, a cross functional group together, and of course, because we make the very successful BX-1 Magazine, we understood exactly how the feed lip should -- what the geometry should be -- how to make it work, and we came up with a very good magazine. If you haven't tried one yet, one of the nice things about this is it has a constant tension spring, so the 25th round you push in there is just as easy to put in as the first round.

The Single-Ten Revolver -- Ruger's been doing single action revolvers for a very, very long time -- the all six shot. And now, we have a ten shot one, so that'll help you get through that brick of 500 rounds a little faster. And one of the theories here is that folks who enjoy guns are often looking for an excuse to buy another one. There's just only so many ways you can go with single action revolvers, so this now gives all those people who have bought the single-six an excuse to go buy another one. Now they can have ten rounds instead of six rounds. Sounds simple, but it sells an awful lot of guns.

The 77/357 Rifle -- we have one that's called the 77/44 that shoots a 44 magnum. Very popular, but it was an orphan on the retailer shelves. So we came up with a partner for it, so it'd at least have two spots on the shelf and get a little more visibility from the consumer, and it turned out to be a runaway hit. People really like it.

The SR40 Compact, the smaller brother to the full-size SR40. Our two compacts, the SR9 Compact and the SR40 Compact -- they're extremely successful. And one of the things we do is we use a trigger gauge on all our SR series of products, where we both measure the absolute trigger pull, but we can also look. It's [graphed]. We can actually see the graph and see how smooth it is, whether it's a smooth line or a jagged line, and we're very vigorous about reworking any that don't meet our standards.

And as a result of that, our SR series, the SR9, 9 Compact, 40, and 40 Compact, have a phenomenal reputation in the marketplace for a wonderful trigger, and we've come from really, frankly, very small market share in this category of centerfire product to a very healthy one now, because we're the de facto standard for good trigger pull. And it's one of the few things that a consumer can actually try out in a store.

We breathed some more life into our LCP and LC9 by equipping them with a much less expensive laser. We had previously offered them with a crimson trace laser, which is really delightful, but fairly expensive, and now, LaserMax hit a price target we gave them for an inexpensive laser. So now you can buy the plain vanilla gun or upgrade to the LaserMax or upgrade to the full crimson trace, and we're selling a lot of these.

Changing a revolver from centerfire to rimfire is actually very, very hard to do, and I think this probably took us a year from our initial efforts to get it right, but we did a very good job on it. The trigger pulls are pretty good. And so, we came out first with the [one at .22], and people liked it so much that we came out with the same thing in .357, and these are sort of known as kit guns. It's the first time in a while we've had longer barrels on those, and these are very popular. We brought out the LCR in .22. That's done very well.

I've mentioned in the past that I think we got an unfair share of marketing attention out there, because of the work of our staff, and they do a great job. We've won Handgun of the Year four years in a row. We're really looking forward to '11 and five years in a row, because we had the SR1911, and we had the SR22 Pistol. And you know what? They dropped the award. The hosting company stopped doing it, so we actually asked them would you like us to quietly fund it in the background, because we want to win one more time. And they said, no, it was just in conflict with their strategic goals, and they were dropping the program. So we only got it four times. Maybe it's all our competitors got tired of us winning and asked them to drop it. I don't know.

Last year we also won Rifle of the Year with the Gunsite Scout Rifle. I mentioned our media coverage. We've done very well in capturing many magazine covers. And the tone has been changing, and this is deliberate, from just hunting titles to other types of titles, with a more tactical edge to them, that appeals to a younger crowd as well.

And our new rifle there, the American -- Ruger American Rifle has got an awful lot of magazine covers. We've done very well with that. Magazines, I believe, are still the strongest pull at getting consumers to run out and buy your gun, but we also get a lot of great editorial coverage on the web, and these are becoming more influential all the time. We have a list of a lot of bloggers that we work with.

And then, we've also expanded our social media. We've been on YouTube for a couple of years. There's a Ruger channel on YouTube that you can subscribe to, and whenever a new video is put up, you'll be notified by email, and you can go take a look at it. And they range from technical tips to complete series on how to use your gun in different circumstances. They're really kind of interesting. We did one with Dave Spaulding on a bunch of tactical tips, and those have been extremely popular.

We also stepped into the pond and opened our first Facebook page program. There had been some ones run by fans of Ruger, but now, like so many other companies, we have our own. And that's proved to work very well.

There's something known as the RugerForum.com and RugerForum.net, and they're run by some long-term fans of Ruger, but they -- the moderators aren't Ruger employees, at least, not to the best of our knowledge. And they -- and while I think they have Ruger's best interests in mind, they maybe have gotten some tunnel vision over the years, and by having it essentially a forum -- here on Facebook that we moderate, it's got a very, very positive attitude to it.

I think it's got a lot of fresh new faces -- folks that may also be on RugerForum, but a lot of folks that aren't on the RugerForum. So we get tremendous feedback here, and we can constantly update them on new and exciting things at Ruger.

This past June, I initiated the Ruger Million Gun Challenge to benefit the NRA. And the thought there was -- this was at the end of the first quarter. We were at the NRA show in St. Louis, and I was listening to all the speakers and things, and I thought, you know, Ruger's done a pretty good job of supporting the NRA over the years.

Typically, we'll do a special promotional gun with an NRA logo on it, and it's sold at NRA banquets and other places, and we'll contribute some amount of money, anywhere from $10 to $25 per unit, to the NRA. And that typically results in us writing a check about once a year for about $125,000. Sometimes a little less, sometimes a good bit more.

But I thought it was time that -- for us to up our support of the one organization that makes life a lot easier for our consumers. And let me give you one example, and literally, it's one of many very noncontroversial examples. Not that long ago, there were big signs at the border crossings in Massachusetts. Can you imagine that? Here we are in the US, and there are border crossings. But there were. There were billboard size signs that said if you bring a gun into Massachusetts, you get a mandatory minimum one-year jail sentence, even if you are otherwise with that gun.

Well, one of the things the NRA did was get a law passed that said if where you're starting with the gun is legal and where you're ending up with the gun is legal, it's okay to travel in the United States with that gun. So, if you're going from the Southport offices in Connecticut, with a new prototype gun, you can actually drive through Massachusetts to get to the factory in New Hampshire with that gun. You don't have to UPS it overnight the day before you travel. You don't have to drive around Massachusetts through New York State to bring that gun.

And there's many, many examples like that that very few people ever hear about that are very good for the users of the gun. They also were very influential in the Protection and Lawful Commerce in Arms Act that helps companies like ours avoid unfounded lawsuits from municipalities and things. So they've really been very good to the industry, both the users and the manufacturers.

So, I thought, especially with an election cycle coming up, it was probably important for Ruger to up our participation. And we'd also hit 900,000 guns, but I think we were budgeting. We weren't sure what '11 would do. We were budgeting some slightly smaller number for the year, and I thought, I don't want to do that. And I'm a big believer in stretch goals, and I thought, boy, a million guns; now that would be a stretch goal.

And, as it turned out, I asked the NSSF and a couple other folks -- had anybody ever done it? Well, to the best of the knowledge of the folks at NSSF and at ATF -- and I think those pretty good, reliable organizations, no one company had ever done it before.

And so, we set a million guns as the challenge, and we decided we'd give a dollar a gun to the NRA, and we set this huge, audacious goal, and we were already halfway through the year by the time we announced it. It was June. And we met the goal. We actually got three-quarters of the way through. It was obvious we were going to make it, so I said, well, that's not good enough. We raised the goal again to 1.2 million, and we actually did 1,253,700 firearms. First company in history to ever do it.

Back to the financials. One of the key tenets of our system is to free up assets -- cash, personnel, space, and capacity, so that we can reinvest them in the top line, and as you can see, we've been very successful at pulling cash out of our inventory, all at the same time that our sales have grown. And so, this is our inventory turns in that orange line there. And you see that continued to increase, and that's important, because if they hadn't continued to increase, to achieve the sales we just achieved in '11, we would have needed 15 million more of inventory to pull it off.

Finished goods inventory. Remember, I said that our wholesalers bought all of the inventory I could produce last year, and so, that when the first quarter arrived, and there was huge demand from the retailers, they were able to ship it all. Okay? That made a huge difference, and [it'll be] interesting to see what happens in '12.

On a capital allocation side, this is where we put our money last year. $22 million in capital spending, $8 million in dividends. During calendar '11, we actually paid out about $12 million of dividend, based on the results of '11. Remember, the dividend is paid the next quarter. So the dividend we announced last night is for the results of the first quarter. So, for fiscal '11, we paid $12 million, but in calendar '11, we actually paid $8 million. And then, $2 million of share repurchases at the beginning of the year, and then, we added $23 million to our war chest.

The capital expenditures have been climbing, and one of our concerns at the board level is are we spending too much? There's an old thumb rule that your CapEx shouldn't really exceed your depreciation, and, boy, we've exceeded it. The $22 million of CapEx last year was about $10 million more than our depreciation.

But, as you see, our sales went up dramatically, our earnings went up dramatically, and it's because we put the capacity in place for the new products we introduced, because the previous capacity was fully employed with the established products. And so, we had to have -- add incrementally. So we added about $7 million -- or, I'm sorry, about 7% to our gross property plant and equipment and pulled off a 23% year over year capacity increase.

So it's a combination of CapEx and lean efforts, and we've got a lot of good leverage out of this. I don't expect it to last forever. It's very heavily driven by analysis of the opportunities ahead of us, and most of it goes to our new products. And you can see about 70% of it last year went to new products. Some -- a little bit to infrastructure. I think we had some roofs to replace, some things like that.

And then, the other [$3.7 million] is keeping the rest of the factories running. So the part that's devoted, really, to keeping the base business running is substantially less than depreciation, and most of the money goes to developing and introducing new products.

On the share repurchases side, since I joined in September of '06, we've repurchased 8.6 million shares, which are 32% of the then outstanding shares, for $63 million, for an average repurchase price of $7.36 per share, which I think, in hindsight, probably looks pretty good.

Now, a couple of notes on that -- and I want to explain some of the thought process that the Board of Directors goes through when deciding whether or not to repurchase and at what price. The analysis on whether you buy or not is dramatically different if you are an investor looking to buy more of the Company, and your main opportunities as an investor are appreciation and earnings; potentially, appreciation in multiple, and then, of course, dividends.

But if you're the Company, it's a little bit more like squeezing the balloon, and the math is quite a bit different. If you're a Company repurchasing its own shares, you have an enormous responsibility to the shareholders who stay with you -- who were there a minute before the repurchase, and they're there with you after the repurchase. You have an obligation to make sure that their value increased, and so, the math is a little bit different.

So, what I've -- I'm showing you here is how did the stock price correspond with earnings? And there's this huge gap here of about 18 months where we improved earnings significantly, and the stock market did not respond with a commensurate increase in the stock price. Okay? In hindsight, that was a huge opportunity, because what it meant was that we had a what I will call unfairly low multiple of earnings going on here.

And this is an EBITDA multiple, which most folks are quite familiar with, and I think you all read in the paper, when companies sell, some private equity firm buys something, and they generally sell for substantially higher multiples than we were experiencing in that period.

And it turns out that when the Company believes its multiple is unfairly low and is likely to rise, that that's the point when it can responsibly buy shares back -- repurchase shares and reward the loyal shareholders who were there, both before the repurchase and stay afterwards. Any other math doesn't actually work, because what happens if you're relying on just an increase of earnings for repurchase, well, it turns out that's just about exactly offset by the reduction of your cash or increase of your debt.

And if you run the math, you're not helping your existing shareholders, the loyal ones, if you repurchase, based solely on increased earnings. You actually have to believe the multiple is going to go up.

So again, the math -- the analysis for a Company repurchasing its shares is not the same as when you as an outside investor, look, do I want to buy a little bit more of the Company or not? The math is completely different, and I invite you to try it on your own. But that's the thought process.

When we think the multiple is unreasonably low, you can expect that we'll probably be more aggressive -- always depends on the other opportunities ahead of us, but that's a prime time for us to do it. And if the multiple is reasonable, and our expectation is the multiple will stay reasonable, then it's a time for the Company to be on the sidelines and just watch and let the market do its thing.

During all this time, looking back at the last five quarters to the beginning of January '11, we spent $25 million on CapEx, $12 million on dividends, $2 million on stock repurchases, and during that time, we've increased our cash by $38 million. Okay? So, one of the things we did is we increased the dividend rate. When we initiated in '09, we did a bunch of analysis and concluded that there was a certain percentage of our adjusted operating profit that we felt comfortable paying, and that, when that all got translated out to net earnings, it would be a reasonable amount.

And I think if you look at a broad spectrum of companies that pay dividends, it's not uncommon for them to pay about 25% of their net income out in dividends. And, in fact, that's what we were doing, although we based it on adjusted operating profit to make sure we were following the cash flow of the business very carefully and not letting accounting issues, like a LIFO adjustment, throw off -- throw us off.

We increased that by two-thirds, and we now pay a substantially higher percentage of our earnings out, and we did that only after further analysis that convinced us we could continue to grow internally at the kind of torrid rates we've been doing recently, funding all our capital expenditures, funding our increase in working capital, paying the dividend, and still go ahead and add to our cash kitty. So that's why we did it, and I hope you'll appreciate that $0.34 a share dividend.

When we were looking in January of '10, a year after we'd initiated the dividend, and we weren't certain whether the market was accepting the dividend as a percent of earnings, we thought -- we did a lot of math then, and we thought, well, what could we do as a fixed earning that would be safe for the Company, not put the Company at risk? And we looked at $0.06 a share per quarter, and I don't know about you, but as a shareholder, I like $0.34 a share a whole lot better.

These are planned dates for our conference calls next year, and what we'll add to the list when we sort out the details is we'll probably do our annual meeting in Arizona next year and give the analysts and major shareholders a chance to go through that factory as well to assess lean in that operation. Again, our investment highlights. I think we're the market leader in our industry right now. We've come a long way in the last five years, and we're not done.

So, at this point, I'll take your questions, and I also will put the caution back up. If I've made a forward-looking statement, please take that in the context, and I will try to resist giving you any more.

QUESTIONS AND ANSWERS

Unidentified Audience Member

This story is very great, and we appreciate that very much. Thank you for all the hard work. I think a lot of the revenue is based on the buildup related to the political climate and gun control and all of that. What concerns do you have that, after the November election or in the short-term, that demand will reduce and change the economic outlook for the Company?

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

I think we all share similar concerns over what will happen to the macro drivers, and the major ones being the economy. When people are scared, they buy guns. And politics -- if they think they're going to take my guns away, I'll buy guns. And it's all just a matter of a degree. Personally, I'm not overly concerned about it. I don't think that much is going to change, but we all share the same concern, and each investor has to individually decide for themselves to what degree they're worried about it. Yes, sir.

Unidentified Audience Member

Hi, Mike. In your 10-Q, you talked about safety stocks and the potential of putting another $15 million in the inventory. If that -- if the markets tend to allow you to do that, and demand tends to wane, would you continue to build that $15 million safety stock, or might you pull that back if the markets turn down aggressively?

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

I think the question is will I behave like I did in '11 or like I did in '10, and that will depend, at the time, on my assessment of sort of what the long-term prognosis for the market is. If it appears to be just sort of a summer cooling off, which we get every summer -- look, when the weather gets good, people stop going to gun stores for a while, or they slow it down. I mean, you ought to see; if you have a June with four rainy weekends, we sell an awful lot of guns. And if there are four sunny, gorgeous weekends in June, people are out doing whatever -- camping, biking, hiking, using their guns, and they're not buying a whole lot of new guns.

But it seems to even out over the course of the season, and so, if, like in '10, when things had really settled down after the election, and worse, it was a function of a lot of new inbox used guns coming back and dominating sales, then I'd probably behave like I did in '10. But if it just appears to be the sort of normal summer thing, and the stores aren't being flooded with used guns, then I'll probably keep building, because we've got a lot of exciting new products. And, I think, at the end of the day, that trumps the macro issues. That's why our growth is substantially in excess of what the overall industry is growing.

Unidentified Audience Member

(inaudible question -- microphone inaccessible)

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

The question was about the growth in SG&A expenses. And what's going on there are two main drivers. The first one is the spring promotions -- the January and February firearms season, and remember, we booked 1.2 million orders, and we've never done anything close to that. The most we'd ever done previously was 500,000.

And the problem is a lot of the units -- not all of them, but a lot of the units are sold under the special promotional programs. So I have to reserve the marketing dollars to eventually fulfill. Like, for example, here's a program. I think there's one, buy ten of the 10/22 rifle, get one free, for the retailer. So, if traditionally, I -- these numbers are going to be made up numbers, just for order of magnitude. Say, typically, they buy 10,000 10/22s under the program, I would have to reserve the cost of 1,000 10/22s. But if, this year, they bought ten times that -- and they didn't -- that's just to illustrate the story, then I have to reserve ten times as much.

So a huge portion of our increase in SG&A was, in fact, a dramatic increase in the amount we had to reserve to cover the promotions from first quarter, even though we will likely be fulfilling those promotions through third quarter. Traditionally, the terms of the promotions are they have to be fulfilled by May 31, unless it's our fault, and we can't get enough guns to them. In that case, we'll honor the terms beyond May 31. And so, that's what you see this time. We got this huge spike of orders, so we got a huge marketing expense.

The other thing that happened, as I mentioned earlier, is that our staff has been heavily, heavily recruited by our competitors, so we took the unusual step last year of putting into place some -- I don't know what you call them -- retention awards -- one-time retention awards. And so, we're expensing the cost of those, and those are generally cliff vesting restricted stock awards for some of the more visible folks in sales or engineering or the ones that the competitors can get their hands on and steal away from us that would harm the business. So you had an unusual event there as well.

Unidentified Audience Member

(inaudible question -- microphone inaccessible) off of SG&A?

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

Most of the SG&A is variable.

Unidentified Audience Member

Hey, Mike, on the fourth quarter call, you mentioned that the same promotion you're talking about -- ten guns and then, one for free, that had an impact on margins. It took it to -- gross margins to 32%. You had a nice rebound of 37% this quarter, but I think that you were still running that promotion. So I'm just having a little bit of trouble understanding, sort of, the 32% margin impact in the fourth quarter, but rebounding to this quarter, with the -- you guys still running the same promotion.

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

All right. This is for the accountants. Remember, the wholesalers had a lot of inventory at the end of the year, because they had bought up everything I could make during the summer and fall. And the actual promotion -- sponsored by us, but the actual promotion is when a wholesaler sells ten 10/22s, we then provide the free one -- the free good.

So, if the wholesaler -- I'm going to make up a number again -- had 100,000 10/22s in inventory on December 15, which he sold on January 15, I've got to provide all those free goods to cover it. But, under the accounting rules, I have to accrue in fourth quarter, when I announced the promotions -- when I tell the distributors what the different promotional -- promotions are. I have to look into their inventory, see what they have, calculate

the cost if they sold all that inventory under the promotions, and I have to accrue the expense, right then and there, in the fourth quarter, even though they're not actually going to sell them until January.

Then, when they go ahead and sell them in January, I've got the actual expense, which I have to balance against the accrual. And, as it turns out, things were going gangbusters, and our production was up dramatically, so I'm shipping them a whole lot more. So the accrual I took in December wasn't enough, so I had to take more accrual in first quarter, and frankly, I'll probably have to take a little bit next quarter, too. So, first quarter had a lot of accrual, matched by a lot of sales.

Fourth quarter of last year had a lot of accrual expense, not matched by a ton of sales. So that's why it seems disproportionate. In the fourth quarter of every year, this happens. It's just a repeatable story -- happens every year.

Unidentified Audience Member

Hi, Mike. The -- this morning, the Wall Street Journal kind of highlighted some of the debate going on in Washington about export laws. I know international is not a huge part of your business, but maybe you can share with us some of your -- what you're hearing about the rhetoric going on in Washington about export laws with regards to firearms.

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

Afraid I didn't read the article, so I don't know what the concerns were. As an industry, not as Ruger, in specific -- as an industry, I believe that we have to get various approval over and above the normal licenses when you're going to sell $1 million. So, folks who are out there pursuing, say, a large military contract for another country -- a multimillion dollar military contract, they have a big issue. I think they have to get Congressional approval on top of State Department and Pentagon approval and Commerce Department approval, and the list is endless. Generally, that doesn't have a big impact on us.

Unidentified Audience Member

Could you describe your interest in a truly large acquisition, and if there is interest in those kind of deals, what level of leverage would you be comfortable the Company sustaining under that scenario?

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

Well, Jim, if there's a really large acquisition out there, at a reasonable price, I'd sure like to use our stock as currency. Absent that, we'd run the math and see what's -- what appears reasonable.

Certainly, through much of my career, when I -- I've done more than 40 acquisitions, I -- the kind of stuff we did is we'd leverage ourselves up to sort of 40% debt to equity. And then, we'd pay it off through operations, and then, we'd lever it back up with the next acquisition, and that was a pretty easy to manage zone. We didn't operate like one of our competitors, who, I think his debt currently exceeds ten times his EBITDA, and I wouldn't do that. Okay.

So, I think it's all kind of irrelevant, though, at the moment, though, because there are some big companies out there we'd be very interested in acquiring, and they're just not interested in selling. So we visit with them. We have -- we're great friends with the management. We talk to them regularly. We ask them, over and over again, and maybe one day they'll say yes, and maybe, coincidentally, we can get a reasonable price, but if we cannot get a reasonable price, I will not put the Company at risk. Because remember, there's a big difference between a strategic buyer responsibly buying, and a private equity guy responsibly buying.

And the best analogy I can give you is a private equity guy is essentially borrowing on company. He can leverage it up to the eyeballs, because he doesn't need the company to pay back for itself. All it has to do is sustain the interest, while they try to improve the operations of it, and then, they get this big gain off the earnings multiple times the delta, and they're doing fine. It's completely different from us.

If I buy a company and plan to keep it forever, that company actually has to pay for itself, so I cannot grossly overpay for it. I have to have a credible story, where it will provide enough cash to completely pay for itself and start contributing. I am not just borrowing the company for five years and hoping to improve it a little, and then, getting a multiple times the improvement. That's not our game.

So, frankly, a responsible price that we can pay is probably lower than a responsible price somebody who's just going to borrow the company for a while. So I don't think we'll ever really hit the issue of, gee, there's a great company, but we can't leverage up enough to get it. I think -- look, we have a phenomenal track record here.

We told you several years ago what we were going to do. We've done it every year. We've continuously improved every year. I think if we had a big acquisition that we had to use cash instead of stock as the currency, we could go to Wall Street and raise any amount of money we need to buy that company. But it'd be at a reasonable price, or we just won't do it.

Unidentified Audience Member

Mike, you talked about, and I think you highlighted it initially about the exit from the shotgun business. I'm just wondering. Is that a strategic exit, or are you, much like the 1911, kind of looking at some period in the future when you're going to get back into the shotgun business with models?

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

I've talked in past years about our product development teams. We have a whole bunch of them. We have, I think, two in rifles, two or three in pistols, one in revolvers, and we have one in shotguns. We really do. Unfortunately, we took our chief shotgun engineer and put him on the Ruger American Rifle project, so that kind of took a year out of our development cycle. We've subsequently added to his staff, and that product development team is back to work on shotguns.

So it's more of a tactical thing, as opposed to a strategic. We had a product that was difficult to build. It hadn't been refreshed in many, many years. It had gone, I think, from a high of what was maybe 17,000 units a year for that gun to we were just selling a few hundred units, and it just really wasn't worth continuing at a few hundred units a year. It was much better to just let it go away, let the channel sell it all out. Meanwhile, put that shotgun team to work developing something new, and they're hard at work. I think one more here.

Unidentified Audience Member

Hey, Mike, as you guys make the transition from the big foundry to the four mini foundries, if you could sort of snap your fingers, and say, hey, we've got the four mini foundries going, what could peak margins be in the future -- peak growth margins?

Mike Fifer - *Sturm, Ruger & Company, Inc. - President, CEO*

I understand the question, but I have no idea what the answer is, because there's so many variables. For example, if you look at our LCR Revolver, it only has one casting. Some products have many castings, even the new ones, and some of the new ones have no castings, whatsoever. So I have a feeling that that -- how that products mix develops and what those products are in the future will have a bigger impact than what kind of foundry I have.

But for the foundry goods I have, they will be better done in the mini mill. It is more labor efficient, more energy efficient, shorter lead times, which may give us an opportunity for some modest commercial business. But I don't think it's going to be material to the overall results of the Company in any way.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

I would just like to add that, in addition to the awards that Mike mentioned, the Company received numerous other awards and recognition, both from the industry and from the financial press this year. And I would like to offer the -- Mike and his management team a big hand for a great 2011.

There being no other business to come before the meeting, I will ask for a motion to adjourn.

Unidentified Speaker

Mr. Chairman, I move that the 2012 annual meeting of stockholders (inaudible) be adjourned.

Unidentified Speaker

Second the motion.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

May I have a voice vote on the motion?

Unidentified Speaker

Aye.

Mike Jacobi - *Sturm, Ruger & Company, Inc. - Chairman*

The 2012 annual meeting of the stockholders of the Company is hereby adjourned. Thank you very much for coming.
